Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Diluted Net Income of $0.53 per Unit
Adjusted Diluted Net Income of $0.61 per Unit
Cash Distribution of $0.61 per Unit

Nashville, TN, July 27, 2023 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2023.
“AB's results reflected generally risk-averse activity as markets transitioned into a higher-rate environment," said Seth P. Bernstein, President and CEO of AllianceBernstein. “That said, global equity markets continued their year-to-date rally, rising throughout the quarter. Net outflows were $4.0 billion, turning positive in May and June following April's expected $6.2 billion in low-fee institutional redemptions. Investors continued to embrace fixed income, which grew 9% annualized organically, mostly offsetting active equity outflows. Our institutional pipeline grew 10% sequentially to $14.4 billion, driven by active equity wins. Importantly, Equitable Holdings committed an additional $10 billion of permanent capital to grow our Private Markets business, increasing the value derived from our mutually beneficial partnership. Investment performance improved in fixed income, while near-term equity performance lagged. Reflecting lower year-over-year average AUM, adjusted operating income declined by 3% and adjusted earnings per unit and distributions to unitholders declined by 14%."

(US $ Thousands except per Unit amounts)	2Q 2023	2Q 2022	% Change	1Q 2023	% Change
U.S. GAAP Financial Measures
Net revenues	$1,008,456	$971,444	3.8%	$1,024,091	(1.5%)
Operating income	$188,661	$192,648	(2.1)%	$215,260	(12.4%)
Operating margin	18.4%	22.6%	(420 bps)	20.1%	(170 bps)
AB Holding Diluted EPU	$0.53	$0.69	(23.2)%	$0.59	(10.2%)

Adjusted Financial Measures (1)
Net revenues	$822,631	$816,346	0.8%	$832,599	(1.2%)
Operating income (2)	$221,947	$228,450	(2.8)%	$238,524	(6.9%)
Operating margin (2)	27.0%	28.0%	(100 bps)	28.7%	(170 bps)
AB Holding Diluted EPU	$0.61	$0.71	(14.1)%	$0.66	(7.6%)
AB Holding cash distribution per Unit	$0.61	$0.71	(14.1)%	$0.66	(7.6%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$691.5	$646.8	6.9%	$675.9	2.3%
Average AUM	$678.4	$688.6	(1.5)%	$666.8	1.7%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 12 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 13-14 for notes describing the adjustments.
(2) During the second quarter of 2023, we revised adjusted operating income for the impact of interest on borrowings to align with our industry peers. We have recast prior periods to align with current periods presentation.

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Bernstein continued, "In Retail, sales reflected strong demand for taxable and municipal fixed income, which grew organically by 9% and 13% annualized, respectively. US Retail grew 9% annualized, positive 11 of the last 13 quarters. Channel outflows were $0.7 billion. Our Institutional channel saw fixed income annualized organic growth of 11%, with net outflows of $3.2 billion driven by April's previously announced low-fee redemptions. Private Wealth maintained strong sales in a seasonally lighter quarter; net flows were essentially flat in the second quarter and grew 3.4% annualized year-to-date. Bernstein Research revenues decreased 14% versus the prior year as global institutional trading volumes remained significantly constrained."

Bernstein concluded, "Rebounding equity markets resulted in quarter-end assets under management of $692 billion, above both prior periods, positioning AB for an improved start to the second half of 2023. Still, we maintain a balanced outlook, recognizing that risks remain in today's economic environment. Our globally diversified investment capabilities position us well to serve client demand as conditions change. We continue to focus intently on providing outstanding investment performance to our clients.”

The firm’s cash distribution per Unit of $0.61 is payable on August 17, 2023, to holders of record of AB Holding Units at the close of business on August 7, 2023.
Market Performance
Global equity and fixed income market returns were predominantly positive in the second quarter of 2023.

2Q 2023
S&P 500 Total Return	8.7%
MSCI EAFE Total Return	3.2
Bloomberg Barclays US Aggregate Return	(0.8)
Bloomberg Barclays Global High Yield Index	2.0

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Assets Under Management
($ Billions)

Total assets under management as of June 30, 2023 were $691.5 billion, up $15.6 billion, or 2%, from March 31, 2023 and up $44.7 billion, or 7%, from June 30, 2022.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 6/30/2023	$309.2	$266.6	$115.7	$691.5
Net Flows for Three Months Ended 6/30/2023:
Active	($3.1)	($0.4)	($0.5)	($4.0)
Passive	(0.1)	(0.3)	0.4	—
Total	($3.2)	($0.7)	($0.1)	($4.0)

Total net outflows were $4.0 billion in the second quarter, compared to net inflows of $0.8 billion in the first quarter of 2023, and net outflows of $2.7 billion in the prior year second quarter.
Institutional channel second quarter net outflows of $3.2 billion compared to net outflows of $2.7 billion in the first quarter of 2023. Institutional gross sales of $1.5 billion decreased sequentially from $3.0 billion. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $14.4 billion at June 30, 2023 compared to $13.1 billion at March 31, 2023.
Retail channel second quarter net outflows of $0.7 billion compared to net inflows of $1.6 billion in the first quarter of 2023. Retail gross sales of $16.5 billion decreased sequentially from $16.8 billion.
Private Wealth channel second quarter net outflows of $0.1 billion compared to net inflows of $1.9 billion in the first quarter of 2023. Private Wealth gross sales of $4.4 billion decreased sequentially from $5.8 billion.

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Second Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by incentive compensation-related mark-to-market adjustments, acquisition-related expenses, interest expense and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Second quarter net revenues of $1.0 billion increased 4% in the second quarter of 2022. The increase was primarily due to investment gains in the current quarter compared to investment losses in the prior year quarter, higher net dividend and interest income and investment advisory base fees, offset by lower Bernstein Research revenues, distribution revenues and performance-based fees.
Sequentially, net revenues of $1.0 billion decreased 2%. The decrease was due to lower performance-based fees, Bernstein Research revenues and investment gains, partially offset by higher investment advisory base fees, distribution revenues and net dividend and interest income.
Second quarter Bernstein Research revenues of $91.8 million decreased 14% compared to the prior year second quarter and decreased 8% sequentially. The decrease in the second quarter was driven by a significant decline in customer trading activity due to prevailing macroeconomic conditions. Sequentially, there was a decrease driven by a significant decline in customer trading activity, partially offset by the timing of research payments.
Expenses
Second quarter operating expenses of $819 million increased 5% from $778 million in the second quarter of 2022. The increase is primarily due to higher employee compensation and benefit expense, interest on borrowings, amortization of intangibles and general and administrative ("G&A") expenses, offset by lower promotion and servicing expenses. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation and fringes, partially offset by lower commissions.The increase in interest expense is driven by higher average borrowings and higher interest rates. Within G&A, the increase was driven by higher office-related expenses and valuation adjustments related to the classification of Bernstein as held for sale, partially offset by lower portfolio servicing fees and a favorable foreign exchange impact. Promotion and servicing expenses decreased due to lower distribution-related payments, trade execution costs and transfer fees.
Sequentially, operating expenses increased 1% from $809 million, primarily driven by higher G&A expenses and promotion and servicing expenses, partially offset by lower employee compensation and benefits expense. Within G&A, the increase was driven primarily by higher portfolio servicing fees, an unfavorable foreign exchange impact, higher office-related expenses, a write off of acquisition related leasehold improvements, higher professional fees and technology fees. Promotion and servicing expenses increased due to higher marketing and meetings expenses, distribution-related payments and travel and entertainment costs, partially offset by lower trade execution costs. Employee compensation and benefits expense decreased due to lower base compensation, commissions and fringes, partially offset by higher incentive compensation.
Operating Income, Margin and Net Income Per Unit
Second quarter operating income of $189 million decreased 2% from $193 million in the second quarter of 2022 and the operating margin of 18.4% in the second quarter of 2023 decreased 420 basis points from 22.6% in the second quarter of 2022.
Sequentially, operating income decreased 12% from $215 million in the first quarter of 2023 and the operating margin of 18.4% decreased 170 basis points from 20.1% in the first quarter of 2023.
Second quarter diluted net income per Unit was $0.53 compared to $0.69 in the second quarter of 2022 and $0.59 in the first quarter of 2023.

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Non-GAAP Earnings
This section discusses our second quarter 2023 non-GAAP financial results, compared to the second quarter of 2022 and the first quarter of 2023. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Second quarter adjusted net revenues of $823 million increased 1% from $816 million in the second quarter of 2022. The increase was due to higher net dividend and interest income, investment gains in the current quarter compared to investment losses in the prior year quarter and higher investment advisory base fees, partially offset by lower Bernstein Research revenues and performance-based fees.
Sequentially, adjusted net revenues decreased 1% from $833 million. The decrease was primarily due to lower performance-based fees and Bernstein Research revenues, partially offset by higher investment advisory base fees, investment gains in the current quarter compared to investment losses in the prior year quarter and higher net dividend and interest income.
Expenses
Second quarter adjusted operating expenses of $601 million increased 2% from $588 million in the second quarter of 2022. Higher employee compensation and benefits and G&A expenses were partially offset by lower promotion and servicing expenses. Employee compensation and benefits expense increased due to higher base compensation, incentive compensation and fringes, partially offset by lower commissions. Within G&A, the increase was driven by higher office-related expenses and professional fees, partially offset by a favorable foreign exchange impact. Promotion and servicing expenses decreased due to lower trade execution costs and transfer fees.

Sequentially, adjusted operating expenses increased 1% from $594 million. Higher G&A expense and promotion and servicing expenses were partially offset by lower total employee compensation and benefits expense. Within G&A, the increase was driven by an unfavorable foreign exchange impact, higher portfolio servicing fees, office-related expenses, professional fees and technology fees. Promotion and servicing expenses increased primarily due to higher marketing and meetings expenses and travel and entertainment expenses. Employee compensation and benefits expense decreased due to lower base compensation, commissions and fringes, partially offset by higher incentive compensation.
Operating Income, Margin and Net Income Per Unit 1
Second quarter adjusted operating income of $222 million decreased 3% from $228 million in the second quarter of 2022, and the adjusted operating margin of 27.0% decreased 100 basis points from 28.0%.
Sequentially, adjusted operating income of $222 million decreased 7% from $239 million and the adjusted operating margin of 27.0% decreased 170 basis points from 28.7%.
Second quarter adjusted diluted net income per Unit was $0.61 compared to $0.71 in the second quarter of 2022 and $0.66 in the first quarter of 2023.
Headcount
As of June 30, 2023, we had 4,606 employees, including 284 new hires onboarded during the first quarter of 2023, which were previously outsourced consultants in Pune, India. Net of these hires, headcount was essentially flat year-over-year, with 4,313 employees as of June 30, 2022. Headcount was 4,566 as of March 31, 2023.
1 During the second quarter of 2023, we revised adjusted operating income to exclude interest on borrowings in order to align with our industry peer group. We have recast prior periods presentation to align with the current period presentation.

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Unit Repurchases

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in millions)
Total amount of AB Holding Units Purchased/Retained (1)	—	2.3	0.5	2.6
Total Cash Paid for AB Holding Units Purchased/Retained (1)	$—	$92.7	$18.8	$106.7
Open Market Purchases of AB Holding Units Purchased (1)	—	2.3	—	2.3
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$—	$92.7	$—	$92.7
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Second Quarter 2023 Earnings Conference Call Information
Management will review second quarter 2023 financial and operating results during a conference call beginning at 9:00 a.m. (CST) on Friday, July 28, 2023. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Karl Sprules, Chief Operating Officer; Bill Siemers, Interim Chief Financial Officer; Controller and Chief Accounting Officer; and Onur Erzan, Head of Global Client Group & Head of Private Wealth.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of second quarter 2023 financial and operating results on July 27, 2023.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2022 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2023, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 39.3% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 61.4% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	2Q 2023	2Q 2022	% Change	1Q 2023	% Change

GAAP revenues:
Base fees	$703,371	$696,685	1.0%	$692,327	1.6%
Performance fees	18,307	22,791	(19.7)	36,580	(50.0)
Bernstein research services	91,847	106,442	(13.7)	100,038	(8.2)
Distribution revenues	144,798	153,130	(5.4)	141,078	2.6
Dividends and interest	50,193	22,512	123.0	50,679	(1.0)
Investments gains (losses)	670	(48,220)	n/m	5,264	(87.3)
Other revenues	24,719	26,950	(8.3)	26,146	(5.5)
Total revenues	1,033,905	980,290	5.5	1,052,112	(1.7)
Less: Broker-dealer related interest expense	25,449	8,846	187.7	28,021	(9.2)
Total net revenues	1,008,456	971,444	3.8	1,024,091	(1.5)

GAAP operating expenses:
Employee compensation and benefits	428,079	398,273	7.5	434,163	(1.4)
Promotion and servicing
Distribution-related payments	150,038	158,532	(5.4)	148,381	1.1
Amortization of deferred sales commissions	8,767	8,953	(2.1)	8,154	7.5
Trade execution, marketing, T&E and other	54,138	60,404	(10.4)	50,630	6.9
General and administrative	149,935	147,855	1.4	139,653	7.4
Contingent payment arrangements	2,443	838	191.5	2,444	—
Interest on borrowings	14,672	2,681	n/m	13,713	7.0
Amortization of intangible assets	11,723	1,260	n/m	11,693	0.3
Total operating expenses	819,795	778,796	5.3	808,831	1.4
Operating income	188,661	192,648	(2.1)	215,260	(12.4)
Income taxes	9,901	10,650	(7.0)	11,342	(12.7)
Net income	178,760	181,998	(1.8)	203,918	(12.3)
Net income (loss) of consolidated entities attributable to non-controlling interests	3,023	(26,771)	n/m	9,767	(69.0)
Net income attributable to AB Unitholders	$175,737	$208,769	(15.8)	$194,151	(9.5)

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2Q 2023	2Q 2022	% Change	1Q 2023	% Change

Equity in Net Income Attributable to AB Unitholders	$69,121	$75,358	(8.3%)	$76,382	(9.5)%
Income Taxes	8,563	7,217	18.7	8,945	(4.3)
Net Income	60,558	68,141	(11.1)	67,437	(10.2)
Additional Equity in Earnings of Operating Partnership (1)	—	—	—%	—	—%
Net Income - Diluted	$60,558	$68,141	(11.1)	$67,437	(10.2)
Diluted Net Income per Unit	$0.53	$0.69	(23.2)	$0.59	(10.2)
Distribution per Unit	$0.61	$0.71	(14.1)	$0.66	(7.6)

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2Q 2023	2Q 2022	% Change	1Q 2023	% Change
AB L.P.
Period-end	285,730,404	269,447,055	6.0%	285,654,435	—%
Weighted average - basic	285,670,383	270,982,905	5.4%	285,725,829	—
Weighted average - diluted	285,670,383	270,982,905	5.4%	285,725,829	—
AB Holding L.P.
Period-end	113,555,480	97,266,839	16.7%	113,476,219	0.1%
Weighted average - basic	113,493,799	98,801,601	14.9%	113,547,020	—
Weighted average - diluted	113,493,799	98,801,601	14.9%	113,547,020	—

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | June 30, 2023
($ Billions)
Ending and Average	Three Months Ended
	6/30/23	6/30/22
Ending Assets Under Management	$691.5	$646.8
Average Assets Under Management	$678.4	$688.6

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$306.6	$256.7	$112.6	$675.9
Sales/New accounts	1.5	16.5	4.4	22.4
Redemption/Terminations	(4.0)	(14.6)	(4.5)	(23.1)
Net Cash Flows	(0.7)	(2.6)	—	(3.3)
Net Flows	(3.2)	(0.7)	(0.1)	(4.0)
Transfers	0.1	(0.1)	—	—
Investment Performance	5.7	10.7	3.2	19.6
End of Period	$309.2	$266.6	$115.7	$691.5

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$229.1	$56.6	$198.4	$55.3	$9.5	$127.0	$675.9
Sales/New accounts	9.3	0.4	7.6	3.4	—	1.7	22.4
Redemption/Terminations	(12.9)	—	(5.5)	(2.5)	(0.1)	(2.1)	(23.1)
Net Cash Flows	(3.2)	(0.7)	2.8	—	0.2	(2.4)	(3.3)
Net Flows	(6.8)	(0.3)	4.9	0.9	0.1	(2.8)	(4.0)
Transfers	—	—	—	—	—	—	—
Investment Performance	13.6	4.2	(1.0)	(0.1)	(0.2)	3.1	19.6
End of Period	$235.9	$60.5	$202.3	$56.1	$9.4	$127.3	$691.5

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(6.8)	(0.3)	$(7.1)
Fixed Income	5.8	0.1	5.9
Alternatives/Multi-Asset Solutions (2)	(3.0)	0.2	(2.8)
Total	$(4.0)	$—	$(4.0)
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$227.8	$158.1	$113.3	$499.2
Non-U.S. Clients	81.4	108.5	2.4	192.3
Total	$309.2	$266.6	$115.7	$691.5

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022

Net Revenues, GAAP basis	$1,008,456	$1,024,091	$990,176	$986,984	$971,444	$1,105,687
Exclude:
Distribution-related adjustments:
Distribution revenues	(144,798)	(141,078)	(137,764)	(147,960)	(153,130)	(168,341)
Investment advisory services fees	(14,005)	(15,456)	(13,112)	(12,385)	(14,357)	(17,285)
Pass through adjustments:
Investment advisory services fees	(11,046)	(9,763)	(7,730)	(11,367)	(10,043)	(35,976)
Other revenues	(8,096)	(9,343)	(10,055)	(10,505)	(9,436)	(8,963)
Impact of consolidated company-sponsored investment funds	(2,975)	(10,409)	(2,512)	8,837	26,573	24,538
Incentive compensation-related items	(4,905)	(5,443)	(16,889)	427	5,295	4,084
Adjusted Net Revenues	$822,631	$832,599	$802,114	$814,031	$816,346	$903,744

Operating Income, GAAP basis	$188,661	$215,260	$203,741	$170,305	$192,648	$248,403
Exclude:
Real estate	(206)	(206)	(206)	(206)	(206)	(206)
Incentive compensation-related items	1,103	1,608	378	622	1,463	945
EQH award compensation	215	191	134	133	164	175
Acquisition-related expenses	20,525	17,725	33,474	23,412	4,929	10,687
Total of non-GAAP adjustments before interest on borrowings	21,637	19,318	33,780	23,961	6,350	11,601
Interest on borrowings (1)	14,672	13,713	8,506	5,309	2,681	1,411
Sub-total of non-GAAP adjustments	36,309	33,031	42,286	29,270	9,031	13,012
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	3,023	9,767	5,574	(10,114)	(26,771)	(25,045)
Adjusted Operating Income(1)	$221,947	$238,524	$240,453	$209,689	$228,450	$286,460
Operating Margin, GAAP basis excl. non-controlling interests	18.4%	20.1%	20.0%	18.3%	22.6%	24.7%
Adjusted Operating Margin	27.0%	28.7%	30.0%	25.8%	28.0%	31.7%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Net Income - Diluted, GAAP basis	$60,558	$67,437	$63,780	$56,316	$68,141	$85,930
Impact on net income of AB non-GAAP adjustments	8,124	7,401	12,394	8,373	1,630	3,520
Adjusted Net Income - Diluted	$68,682	$74,838	$76,174	$64,689	$69,771	$89,450

Diluted Net Income per Holding Unit, GAAP basis	$0.53	$0.59	$0.59	$0.56	$0.69	$0.87
Impact of AB non-GAAP adjustments	0.08	0.07	0.11	0.08	0.02	0.03
Adjusted Diluted Net Income per Holding Unit	$0.61	$0.66	$0.70	$0.64	$0.71	$0.90
(1) During the second quarter of 2023, we adjusted operating income to exclude interest on borrowings in order to align with our industry peer group. We have recast prior periods presentation to align with the current period presentation.

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) the equity compensation paid by EQH to certain AB executives, as discussed below, (4) the write-down of an investment, (5) acquisition-related expenses, (6) interest on borrowings and (7) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and

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dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees and the recording of changes in estimates to contingent payment arrangements associated with our acquisitions. Beginning in the first quarter of 2022, acquisition-related expenses also include certain compensation-related expenses, amortization of intangible assets for contracts acquired and accretion expense with respect to contingent payment arrangements.
We adjust operating income to exclude interest on borrowings in order to align with our industry peer group.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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